Exhibit 4.11

[Investissement Québec Letterhead]

[UNOFFICIAL TRANSLATION]

CONFIDENTIAL

July 14, 2025

Mrs. Katia Fontana, CPA

Vice-President and Chief Financial Officer

Groupe Birks Inc.

2020, Robert-Bourassa Boulevard, Suite 200

Montréal (Québec) H3A 2A5

Subject:	Amendment : 134068

Files D153921 and D158763

Company: E021661

Madam,

We make reference to:

1)

the loan offer of an amount up to $4,300,000 (“Loan D153921”), issued by Investment Québec (“IQ”), on February 23, 2021 and accepted on August 24, 2021 by Groupe Birks Inc. (the “Corporation”), as subsequently modified, if at all (“Offer D153921”);

2)	the loan offer of up to $10,000,000 (“Loan D158763”), issued by IQ on June 12, 2020 and accepted on July 2, 2020 by the Corporation, as subsequently modified, if at all (“Offer D158763”);

Loan D153921 and Loan D158763 are hereby collectively referred to as the “Loans”, and Offer D153921 and Offer D158763 are hereby collectively referred to as the “Offers”, and we hereby inform you that the following amendments are being made:

1001 Robert-Bourassa Boulevard, Suite 1000, Montréal (Québec) H3B 4L4 CANADA

Without charge : 1 844 474-6367 Telecopier : 514 864-2444

www.investquebec.com

Amendments:

Section 9.1.1 of each Offer is amended to read as follows:

9.1.1	9.1.1 Maintain the following ratio:

Ratio	Required Ratio	Definition (annex or specific definition)
Minimum annual working capital	0.88 for the fiscal years ending March 29, 2025 and March 28, 2026 1.01 for subsequent fiscal years	means, according to the annual financial statements, current assets divided by current liabilities, excluding commercial leases (ASC-842) included in the liabilities.

A paragraph 9.1.1.1 is added to Offer D153921:

9.1.1.1

In the event that the Company fails to comply with the requirements set forth in the preceding paragraph, the Fixed Rate applicable to the Loan shall be increased as follows, effective as of September 1 of the fiscal year concerned, and for the remaining term of the Loan:

•	Fiscal year 2026:

•	Ratio below 1.01 – increase of 0.25%

•	Ratio below 0.93 – cumulative increase of 0.50%

•	Ratio below 0.88 – cumulative increase of 1.00%

•	Fiscal year 2027:

•	Ratio below 1.01 – additional increase of 0.50%

It is understood that all terms and conditions of the Offers remain unchanged.

Please note that a modification fee of $5,000 is required for the coming into force of this amendment, which fee will be directly debited from the bank account of the Corporation, as per the terms of the Offers, on the last day of the month following the receipt of the acceptance of this letter.

If all is in order, please confirm your acceptance of these terms by returning this document duly signed before August 8, 2025.

Best Regards,

INVESTISSEMENT QUÉBEC

By:	(s) Philippe Marchand	Date: 2025-07-14 13h53:40 EDT
Philippe Marchand
Director, International Specialized Financing
Name of authorized signatory in block letters

By:	(s) Hugo T. Lacroix	Date: 2025-07-14 16h25:11 EDT
Hugo T. Lacroix
Senior Director, Specialized Financing - International
Name of authorized signatory in block letters

PM/HTL/nd

COMPANY’S ACCEPTANCE

After having taken notice of the amendments contained herein, we accept.

BIRKS GROUP INC.

By:	(s) Katia Fontana	Date: 2025-07-14 19h04:45 EDT
Signature

Katia Fontana
Name of authorized signatory in block letters